Exhibit 99.1
FOR IMMEDIATE RELEASE
November 8, 2006

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Media Contact:	Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS THIRD-QUARTER 2006 RESULTS
DALLAS, November 8, 2006 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the third quarter of 2006.
Crosstex Energy, L.P. Financial Results
The Partnership reported net income of $0.9 million in the third quarter of 2006, compared with net income of $1.1 million in the third quarter of 2005. The net loss per limited partner unit in the third quarter of 2006 was $0.12 per unit versus a net loss of $0.05 per unit in the corresponding quarter of 2005. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $4.1 million in the third quarter of 2006, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to a net loss of $3.2 million in the quarter.
The Partnership’s Distributable Cash Flow in the third quarter of 2006 was $21.1 million, or 3.11 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit and 1.04 times the amount required to cover its current distribution of $0.55 per unit. Distributable Cash Flow was $17.9 million in the third quarter of 2005. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
“We are pleased that our quarterly operating results allow us to continue our strong track record of distribution and dividend increases,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “The outstanding performance of our Louisiana Intrastate Gas System and Mississippi assets continued to offset the shortfalls of our South Louisiana processing plants due to the 2005 hurricanes. We have developed a plan and mobilized a team to enhance our focus on innovative strategies designed to provide these plants with new gas supplies during the coming year.
“As previously communicated, we look forward to significant improvement in the North Texas Pipeline as firm transport commitments will double by the end of the fourth quarter,” Davis added.

The Partnership’s gross margin increased 90 percent to $74.8 million in the third quarter of 2006 from $39.4 million in the corresponding 2005 period. Gross margin from the Midstream business segment rose $31.2 million, or 107 percent, to $60.3 million. The increase was due to improved processing economics and growth in processed volumes of 356 percent. This volume growth was the result of the November 2005 acquisition of South Louisiana processing assets from El Paso Corporation and significantly higher throughput in our Louisiana Intrastate Gas processing plants. Additionally, the Partnership completed construction of its North Texas Pipeline and began transporting gas from the Barnett Shale in April 2006.
Gross margin from the Treating business segment rose $4.2 million, or 40 percent, to $14.5 million in the third quarter of 2006. The increase was attributable to dramatic growth in the number of treating plants in service. There were 154 treating plants in service at the end of the third quarter of 2006 versus 111 at the end of the third quarter of 2005.
Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $1.5 million for the third quarter of 2006, compared with net income of $800 thousand for the comparable period in 2005. The Corporation’s net loss before income taxes and interest of non-controlling partners in the net income of the Partnership was $0.3 million in the third quarter of 2006, compared with income of $0.9 million in the third quarter of 2005.
The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $11.1 million in the third quarter of 2006. Its share of Partnership distributions in the third quarter of 2005 was $7.7 million. The recently announced increase in the Partnership’s distribution of $0.01 per unit raised the Corporation’s share of distributions by $0.3 million from $10.8 million in the second quarter of 2006 to $11.1 million in the third quarter of 2006.
Earnings Call
The Partnership and the Corporation will hold their quarterly conference call to discuss third quarter results today, November 8, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-800-299-7635, and the passcode is “Crosstex.” A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy’s Web site at www.crosstexenergy.com. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 18461086, or by going to the investor relations events page of Crosstex Energy’s Web site.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com
Non-GAAP Financial Information

This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts) plus proceeds from the sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K’s for the year ended December 31, 2005, Form 10-Q’s for the quarter ended June 30, 2006, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Midstream	$837,235	$769,334	$2,367,231	$1,928,330
Treating	17,350	13,117	47,899	34,064
Profit from Energy Trading Activities	700	306	1,930	1,157

	855,285	782,757	2,417,060	1,963,551
Cost of Gas
Midstream	777,644	740,519	2,210,465	1,851,418
Treating	2,870	2,792	7,359	5,996

	780,514	743,311	2,217,824	1,857,414

Gross Margin	74,771	39,446	199,236	106,137

Operating Expenses	28,073	13,874	72,874	37,598
General and Administrative	11,476	8,127	33,751	22,337
(Gain) Loss on Derivatives	(3,605)	13,273	(1,839)	13,679
(Gain) Loss on Sale of Property	132	(7,632)	23	(7,797)
Depreciation and Amortization	22,424	7,828	58,182	22,134

Total	58,500	35,470	162,991	87,951

Operating Income	16,271	3,976	36,245	18,186

Interest Expense and Other	(15,269)	(2,730)	(35,671)	(8,943)

Net Income before Minority Interest and Taxes	1,002	1,246	574	9,243

Minority Interest in Subsidiary	(41)	(106)	(223)	(331)
Income Tax Provision	(58)	(68)	(356)	(176)

Net Income before Cumulative Effect of Accounting Change	903	1,072	(5)	8,736

Cumulative Effect of Accounting Change	—	—	689	—

Net Income	$903	$1,072	$684	$8,736

General Partner Share of Net Income	$4,143	$1,990	$12,181	$5,216

Limited Partners’ Share of Net Income	$(3,240)	$(918)	$(11,497)	$3,520

Net Income per Limited Partners’ Unit
before Accounting Change:
Basic	$(0.12)	$(0.05)	$(0.47)	$0.19

Diluted	$(0.12)	$(0.05)	$(0.47)	$0.18

Weighted Average Limited Partners’
Units Outstanding:

Basic	26,602	18,157	26,245	18,126

Diluted	26,602	18,157	26,245	19,371

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Income	$903	$1,072	$684	$8,736
Depreciation and Amortization (1)	22,352	7,760	57,967	21,932
Stock-Based Compensation	2,328	1,143	6,210	2,659
(Gain) Loss on Sale of Idle Property	132	(7,632)	132	(7,797)
Proceeds from Sale of Idle Property	783	5,400	783	9,313
Financial Derivatives Mark-to-Market	(2,357)	11,547	1,936	11,547
Cumulative Effect of Acctg. Change	—	—	(689)	—
Deferred Tax Benefit	347	(95)	639	(286)

Cash Flow	24,488	19,195	67,662	46,104

Amortization of Put Premiums	(1,305)	—	(2,992)	—
Maintenance Capital Expenditures	(2,044)	(1,251)	(4,773)	(3,727)

Distributable Cash Flow	$21,139	$17,944	$59,897	$42,377

Minimum Quarterly Distribution (MQD)	$6,788	$5,120	$20,346	$13,955
Distributable Cash Flow/MQD	3.11	3.50	2.94	3.04
Actual Distribution	$20,274	$11,663	$59,167	$33,137
Distribution Coverage	1.04	1.54	1.01	1.28
Distributions per Limited Partner Unit	$0.55	$0.49	$1.62	$1.42

(1)	Excludes minority interest share of depreciation and amortization of $72,000 and $215,000 for the three and nine months ended September 30, 2006, respectively, and $68,000 and $202,000 for the three months and nine months ended September 30, 2005, respectively.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006		2005

Pipeline Throughput (MMBtu/d)
South Texas	464,000	465,000	473,000		448,000
LIG Pipeline & Marketing	718,000	564,000	675,000		616,000
North Texas	126,000	—	93,000	(1)	—
Other Midstream	179,000	157,000	181,000		132,000

Total Gathering & Transmission Volume	1,487,000	1,186,000	1,422,000		1,196,000

Natural Gas Processed
MMBtu/d	2,060,000	452,000	1,934,000		450,000

Commercial Services Volume (MMBtu/d)	95,000	188,000	152,000		186,000

Treating Plants in Service (2)	154	111	154		111

(1)	North Texas first date of service was April 1, 2006. Average daily throughput for the nine months ended September 30, 2006 is from the first service date through September 30, 2006.

(2)	Plants in Service represents plants in service on the last day of the quarter.

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Midstream	$837,235	$769,334	$2,367,231	$1,928,330
Treating	17,350	13,117	47,899	34,064
Profit from Energy Trading Activities	700	306	1,930	1,157

	855,285	782,757	2,417,060	1,963,551

Cost of Gas
Midstream	778,527	740,519	2,210,465	1,851,418
Treating	2,870	2,792	7,359	5,996

	781,397	743,311	2,217,824	1,857,414

Gross Margin	73,888	39,446	199,236	106,137

Operating Expenses	28,081	13,882	72,907	37,613
General and Administrative	11,977	8,471	35,354	23,295
(Gain) Loss on Derivatives	(3,605)	13,273	(1,839)	13,679
(Gain) Loss on Sale of Property	132	(7,633)	23	(7,797)
Depreciation and Amortization	22,436	7,839	58,225	22,169

Total	59,021	35,832	164,670	88,959

Operating Income	14,867	3,614	34,566	17,178

Interest Expense and Other	(15,183)	(2,669)	(33,782)	(8,668)

Income before Gain on Issuance of Partnership Units, Income Taxes and Interest of Non-controlling Partners in the Partnership’s Net Income	(316)	945	784	8,510
Income Tax Provision	(670)	(494)	(11,242)	(2,528)
Gain on Issuance of Units of the Partnership	—	—	18,955	—
Interest of Non-controlling Partners in the Partnership’s Net (Income) Loss	2,502	304	7,323	(1,909)

Net Income before Cumulative Effect of Accounting Change	1,516	755	15,820	4,073

Cumulative Effect of Accounting Change	—	—	170	—

Net Income	$1,516	$755	$15,990	$4,073

Net Income per Common Share before Accounting Change:

Basic Earnings per Common Share	$0.10	$0.06	$1.16	$0.32

Diluted Earnings per Common Share	$0.10	$0.06	$1.15	$0.32

Weighted Average Shares Outstanding:

Basic	15,314	12,760	13,632	12,615

Diluted	15,502	12,962	13,793	12,944

Dividends Per Common Share	$0.64	$0.46	$1.86	$1.30